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                                                                   EXHIBIT 10.25
                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of June 30, 1997 by and between Elek-Tek, Inc., a Delaware corporation ("Employer"), and Richard Rodriguez ("Executive").

     WHEREAS, Executive has been employed as the President and Chief Operating Officer of Employer since March 1, 1996 and as Chief Executive Officer since April 19, 1996, pursuant to that certain employment agreement dated March 1, 1996;

     WHEREAS, Employer and Executive desire to make certain modifications to the compensation and other terms and conditions of Executive's employment by Employer.

     NOW, THEREFORE, the parties agree as follows:

     1. EMPLOYMENT. Employer hereby continues to employ Executive and Executive hereby accepts continued employment with Employer for the term of the Agreement set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Sections 4 and 5 below, and upon the other terms and conditions hereinafter stated.

     2. TERM. This Agreement is for the four-year period ("Term") commencing on March 1, 1996 (the "Commencement Date") and terminating on the fourth anniversary of the Commencement Date or upon Executive's earlier death, Disability (as defined below) or termination pursuant to Section 13. The Term shall be automatically extended for successive one-year periods, unless at least one hundred eighty (180) days prior to the end of the initial Term or any successive Term (i) Employer, by written notice to Executive, elects not to have the Term automatically extended, or (ii) Executive, by written notice to Employer, elects not to have the Term automatically extended.

     3. DEFINITIONS.

    (a) Cause. "Cause" shall mean any one or more of the following:

            i. engaging in a dishonest act, breach of fiduciary duty, misappropriation or fraud against Employer or any Subsidiary of Employer, or making any willful misrepresentation to any holder of securities of Employer or any member of the Board of Directors of Employer, or any other misconduct which is materially injurious to Employer or any Subsidiary of Employer;

            ii. any material breach by Executive of the terms of his employment, which is not remedied with five (5) days of notice of such breach; or

            iii. any indictment or similar charge against Executive by a governmental







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                  office alleging the commission of a felony; or a guilty plea or no-contest plea to a felony.

      Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution adopted by the affirmative vote of not less than a majority of the members of the Employer's Board who are not employees of the Employer (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in their opinion the Employer had Cause to terminate Executive.

      (b) Change in Control. A "Change in Control" shall be deemed to have occurred on the first to occur (the "Effective Date") of any of the following:

           i. an "acquisition" (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") (a) by any "Person" or "Group" (as such terms are used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), that has direct or indirect "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Employer's then outstanding Voting Securities immediately prior to such acquisition, or (b) by any Person or Group that, immediately after such acquisition, has direct or indirect Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Employer's then outstanding Voting Securities;

           ii. the individuals who, immediately prior to the Effective Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or




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           iii.   approval by shareholders of the Employer of:

                  (A) a merger, consolidation or reorganization involving the Employer, unless

                        (1) the shareholders of the Employer immediately before such merger, consolidation or reorganization, own or will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty-one percent (51%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

                        (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the Board of Directors of the Surviving Corporation; and

                        (3)  no Person (other than the Employer, any
                             Subsidiary, any employee benefit plan maintained by the Employer, the Surviving Corporation or any Subsidiary (or any trust forming a part thereof), or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Employer's then outstanding Voting Securities) has direct or indirect Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities.

                  (B)   a complete liquidation or dissolution of the Employer;
                        or

                  (C) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).





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      (c)  Date of Termination. "Date of Termination" shall mean in the case of Executive's death, the date of death, in the case of Good Reason, the last day of Executive's employment, in the case of Disability, thirty (30) days after Notice of Termination is given (provided Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period), and in all other cases, the date specified in the Notice of Termination.

      (d) Disability. "Disability" shall occur if as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties with the Employer for three (3) consecutive months.

      (e) Good Reason. "Good Reason" shall mean any one or more of the following (without Executive's express written consent):

           (i) a relocation of Executive's principal place of employment outside the Chicago metropolitan area, other than for reasonably required travel on the business of the Employer or a Subsidiary of the Employer;

           (ii)  a reduction in Executive's base compensation;

          (iii) a change in Executive's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from Executive's prior status, title, position or responsibilities; or

           (iv) the purported termination of Executive for Cause which does not comply with the terms of subsection (a) hereof.

      (f) Notice of Termination. Any termination by the Employer shall be communicated by a Notice of Termination. A "Notice of Termination" shall mean a written notice which, if termination is for Cause or Disability, shall indicate those specific termination provisions in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. No purported termination by the Employer following a Change in Control shall be effective without such Notice of Termination.

      (g) Retirement. For purposes of this Agreement, "Retirement" shall mean termination of Executive's employment after Executive has attained age 65.

      (h) Subsidiary. For purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other entity in which another corporation, partnership, limited liability company, joint venture or other entity (i) owns, or at any relevant time owned, directly or





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            indirectly, 50% or more of the outstanding voting securities or equity interests or (ii) is a general partner.

        4. POSITION. Executive shall serve as President, Chief Executive Officer and Chief Operating Officer of Employer.

        5.  DUTIES AND RESPONSIBILITIES.

     (a) Employer hereby engages Executive as a full-time executive employee and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Term, Executive shall devote all of his business time and best efforts to, and shall perform faithfully, loyally and efficiently, his duties as President of Employer and shall exercise such powers and fulfill such responsibilities as may be duly assigned to or vested in him by the Chairman of the Board or the Board of Directors of Employer (the "Board of Directors") consistent with the responsibilities of the President.

     (b) During the Term, Executive will not engage in other employment or consulting work or any trade or business for his own account or on behalf of any other person, firm or corporation. Notwithstanding the foregoing, Executive may (i) serve on such corporate, civic, industry or charitable boards or committees as are approved by the Board of Directors and (ii) manage his own and his immediate family's personal investments, provided that the activities permitted by clauses (i) and (ii) above shall not, individually or in the aggregate, interfere in any material respect with the performance of Executive's responsibilities hereunder.

     6. SALARY/BONUS. For all services rendered by Executive under this Agreement, Employer shall pay to Executive an aggregate annual base salary of $260,000, payable in accordance with Employer's regular payroll procedures. Employer shall review possible increases in Executive's salary at least annually, with any such increases subject to the determination of the Board of Directors.

     Beginning January 1, 1999, Executive will be eligible for an annual performance bonus. Such annual bonuses shall be payable based on goals to be mutually determined by the Board of Directors and the Executive, which goals shall be based on net earnings, provided, if such goals are achieved with respect to any fiscal year of Employer commencing after December 31, 1998, Executive shall be entitled to receive a performance bonus in an amount equal to not less than twenty (20) percent of Executive's base salary as of the last day of said fiscal year. In the event the Employer and the Executive are not able to agree on the goals to be used to determine if Executive is entitled to a performance bonus for any fiscal year, then the goals for this purpose shall automatically be deemed to be the Employer's budgeted net earnings for the fiscal year, as established by the Executive and approved by the Board of





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Directors.  In the event Executive's employment is terminated by Employer before the end of a fiscal year, then unless such termination is for Cause, Executive shall be entitled to receive a pro rata portion of his performance bonus, if any, based on the number of months, including portions thereof, during which Executive was employed during said fiscal year, based on net earnings of the Employer for said fiscal year as reflected in Employer's audited financial statements for said fiscal year.

     7. INCENTIVE STOCK OPTIONS. Executive is entitled to participate in Employer's 1993 Incentive Stock Option Plan ("Plan") and on March 11, 1996 was granted thereunder stock options (the "Options") to acquire 126,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of Employer.

     8. EMPLOYEE BENEFITS. Employer shall provide or cause to be provided to Executive and to Executive's dependents, at Employer's expense, all medical and dental benefits provided to other executives of Employer. During any waiting period for insurance eligibility, COBRA insurance costs for Executive and Executive's dependents will be paid by Employer.

     9. VEHICLE ALLOWANCE. Employer will provide to Executive a monthly automobile allowance or an automobile consistent with Employer's existing practices with other executives of Employer. Employer will pay or reimburse Executive's reasonable maintenance and insurance expenses for such vehicle.

     10. VACATION. Executive shall be entitled to two weeks vacation during each consecutive twelve month period of employment beginning on the Commencement Date and each anniversary thereof. In the event that the full vacation is not taken by Executive during any such period, no vacation time shall accrue for use in future periods, except as approved by the Board of Directors.

     11. INDEMNIFICATION. Employer shall indemnify Executive pursuant to an indemnification agreement in the form used by Employer for its other officers and directors. In addition, Executive shall be covered by Employer's Directors and Officers liability insurance policy.

     12. BUSINESS EXPENSES. Executive will be reimbursed for all reasonable ordinary and necessary business expenses incurred by him in connection with his employment (to be supported by receipts and other documentation as required by the Internal Revenue Code and in conformance with Employer's normal procedures).

     13.        TERMINATION.

     (a) General. Subject to the provisions of Sections 14 and 15, Employer or Executive may terminate the employment of Executive at any time with or


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            without Cause.

      (b) Disability. If, as a result of Executive's incapacity due to Disability and within thirty (30) days after Notice of Termination is given by Employer, Executive shall not have returned to the full-time performance of his duties, for purposes of this Agreement Executive's employment may be terminated by Employer for Disability.

     14. PAYMENTS DURING DISABILITY OR UPON DEATH OR TERMINATION. Executive or his estate shall be entitled to the following during a period of Disability, upon death or, unless termination occurs during the twelve (12) month period following a Change in Control, upon termination of Executive's employment by Executive or Employer, as the case may be:

      (a) During any period that Executive fails to perform his full-time duties with Employer as a result of incapacity due to physical or mental illness, Executive shall continue to receive his base salary at the rate in effect at the commencement of any such period minus any disability benefits received by him under any insurance or disability plan of the Employer. Thereafter, if terminated for Disability, Executive shall be entitled to receive the severance compensation provided for in Subsections 14(c)(ii),
            (iii) and (iv), as applicable.

      (b) If Executive's employment is terminated by Executive or by Employer for Cause, Employer shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination, minus any amounts owed by Executive to Employer. If Executive's employment is terminated by Employer for Cause, all outstanding stock options granted to Executive shall immediately terminate, and Employer shall have no further obligations to Executive under this Agreement (other than COBRA and accrued and unpaid vacation).

      (c) If Executive's employment by Employer shall be terminated by reason of Executive's death or by Employer other than for Cause or Retirement, then Executive shall be entitled to the following:

            (i) Employer shall pay to Executive any unpaid base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination;

            (ii) if such termination occurs during the initial
                 Term hereof, Employer shall pay to Executive severance compensation equal to Executive's annual


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                 base salary in effect at the Date of Termination, which
                 compensation shall be payable monthly in twelve equal installments, subject to tax withholding, beginning no later than the first payroll date of the month following such termination;

           (iii) if such termination occurs during any successive
                 Term hereof, Employer shall pay to Executive severance compensation equal to one-half Executive's annual base salary in effect at the Date of Termination, which compensation shall be payable monthly in six equal installments, subject to tax withholding, beginning no later than the first payroll date of the month following such termination;

            (iv) Executive shall be entitled to any other
                 compensation and benefits granted under this Agreement, including but not limited to those listed in Sections 8 and 9 hereof, for a period of one year from the Date of Termination. Such benefits shall be determined in accordance with the Employer's employee benefit plans and other applicable programs, policies and practices then in effect as though Executive was still then in the employ of the Employer. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which accrue solely as a result of the passage of time, under any benefit plan, stock option plan, employment agreement or other contract, plan or arrangement.

     15.   TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

     (a) If, upon the first Change in Control of the Employer following the execution of this Agreement, (i) during the twelve month period thereafter, the Employer shall terminate Executive's employment other than for Cause, Disability, Retirement or on account of Executive's death; or (ii) during the first six month period thereafter, Executive shall terminate employment for Good Reason; or (iii) during the second six month period thereafter, the Executive shall terminate employment for any reason, then:

           (x) the Employer shall pay to Executive severance compensation equal to Executive's annual base salary in effect immediately prior to the Change in Control, which compensation shall be payable in one lump sum amount, subject to tax withholding, on or before the fifteenth day following the Date of Termination; provided, however, that the Employer shall have no obligation to make any payments under this Agreement to Executive unless and until it shall receive from Executive a full and complete release of any and all liabilities, except for those


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                 provided under this Agreement, in a form acceptable to the
                 Employer;

            (y) all stock options held by Executive, without any further action, shall be automatically exercisable in full, notwithstanding any provisions to the contrary in Section 1 of the Elek-Tek, Inc. 1993 Incentive Stock Option Plan Incentive Stock Option Agreement dated March 11, 1996 between the Employer and Executive, which are hereby amended to permit such exercise; and

            (z) Executive shall be entitled to any other compensation and benefits granted under this Agreement, including but not limited to those listed in Sections 8 and 9 hereof, for a period of one year from the Date of Termination. Such benefits shall be determined in accordance with the Employer's employee benefit plans and other applicable programs, policies and practices then in effect as though Executive was still then in the employ of the Employer. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which accrue solely as a result of the passage of time, under any benefit plan, stock option plan, employment agreement or other contract, plan or arrangement.

      (b)  If Executive terminates his employment other than for Good
           Reason during the first six month period following a Change in Control, Employer shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination, minus any amounts owed by Executive to Employer.

      (c) If Executive's employment is terminated by Employer for Cause during the twelve (12) month period following a Change in Control, Employer shall pay Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given, plus all other amounts or benefits to which Executive is entitled through such date under any plan, arrangement or practice in effect at the time of such termination, minus any amounts owed by Executive to Employer. Additionally, all outstanding stock options granted to Executive shall immediately terminate, and Employer shall have no further obligations to Executive under this Agreement (other than COBRA and accrued and unpaid vacation).

      (d) Notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and


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            Executive reasonably demonstrates that such termination (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to Executive shall mean the date immediately prior to the date of such termination of Executive's employment.
     16. CONFIDENTIALITY AND NON-SOLICITATION COVENANTS. Executive covenants and agrees that during the Term he shall not directly or indirectly be financially interested in, or represent or render any advice or services to, any other business which is competitive with that of Employer or any of its affiliates; provided, however, that the foregoing restriction shall not preclude Executive from the ownership of not over one percent (1%) of the voting securities of any corporation whose securities are registered under
Section 12(b) or (g) of the Securities Exchange Act of 1934 even if its business competes with that of Employer or any of its affiliates. Except as provided in the next two sentences, Executive covenants and agrees that all information, knowledge or data of or pertaining to Employer or any of its affiliates, or pertaining to any other person, firm, corporation or business organization with which they or any of them may do business during the Term and which is not generally known in the relevant trade or industry (and whether relating to methods, merchandising, purchasing processes, techniques, discoveries, pricing, sales practices, marketing or any other proprietary matters) ("Employer Information") shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as Employer may otherwise expressly authorize by Board action. In the event that Executive is requested in a judicial, administrative or governmental proceeding to disclose any Employer Information, Executive will promptly so notify Employer so that Employer may seek a protective order at Employer's expense or other appropriate remedy and/or waive compliance with this Agreement. If such protective order or other remedy is not obtained or Employer waive compliance with this Agreement and disclosure of any of Employer Information is required, Executive may furnish the material so required to be furnished, but Executive will furnish only that portion of Employer Information which is legally required and will exercise his best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded Employer Information furnished.

     Executive agrees and acknowledges that (a) the services of Executive pursuant to this Agreement are unique and extraordinary, and (b) Employer and its affiliates will be dependent upon Executive for the development and growth of its business and related functions. Accordingly, Executive covenants and agrees that for two (2) years after termination of his employment for any reason, he will not solicit any employee of Employer or any of its affiliates to leave the employ of Employer or any of its affiliates or aid any competitive business organization in any attempt to hire any such person who was an employee of Employer or any of its affiliates within the one (1) year period preceding Executive's


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termination date.

     17. SUCCESSORS AND ASSIGNS. This Agreement is a personal contract, and the rights and interests of Executive hereunder and under the awards and plans referred to herein may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement or such awards or plans. Except as may be expressly provided otherwise herein, this Agreement shall be binding upon Employer and inure to the benefit of Employer and its affiliates, and its successors and assigns, including (but not limited to) any corporation which may acquire all or substantially all of Employer' assets or business or into or with which Employer or an affiliate may be consolidated or merged.
     18. JURISDICTION AND GOVERNING LAW. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be subject to resolution in the state or federal courts in Illinois and shall be governed by the laws of the State of Illinois, without giving effect to principles of conflicts of laws thereof.

     19. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto including the Employment Agreement dated March 1, 1996 between the parties hereto. No representations or warranties of any kind or nature relating to Employer or any affiliate or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer or any affiliate to Executive, nor have any representations or warranties of any kind or nature been made by Executive to Employer or any affiliate.

     20. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of Employer. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     21. NOTICES. Any notice to be given hereunder shall be in writing and delivered personally or by overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                        To:     Richard Rodriguez
                                24 Mayfair Lane
                                Lincolnshire, Illinois  60069
                                Marked:  Personal and Confidential

                        With a copy to:



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                                Musick, Peeler and Garrett
                                One  Wilshire Boulevard
                                Suite 2000
                                Los Angeles, California  90017
                                Attention:  David C. Wright, Esq.

                        To:     Elek-Tek, Inc.
                                7350 North Linder Avenue
                                Skokie, Illinois 60077
                                Attn: Chairman of the Board of Directors
                        With a copy to:

                                Lord, Bissell & Brook
                                115 South LaSalle Street
                                Chicago, Illinois  60603
                                Attention:  Louis E. Rosen

Any notice delivered personally or by overnight courier under this Section shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

     22. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     23. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     24. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     25. WITHHOLDING TAXES. All payments to Executive under this Agreement shall be reduced by any applicable federal, state or city withholding taxes.

     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be one and the same agreement.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
                                        ELEK-TEK, INC.


                                        By:
                                           ------------------------------
     Title:
           ---------------------------

                                        RICHARD RODRIGUEZ

                                        ---------------------------------

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